Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-167458

April 29, 2011

PUBLIC STORAGE

1,200,000 DEPOSITARY SHARES

EACH REPRESENTING 1/1000 OF A 6.5% CUMULATIVE

PREFERRED SHARE OF BENEFICIAL INTEREST, SERIES Q

Final Term Sheet

Issuer:	Public Storage (PSA)

Security:	Depositary Shares Each Representing 1/1000 of a 6.5% Cumulative Preferred Share of Beneficial Interest, Series Q

Size:	1,200,000 depositary shares

Type of Security:	SEC Registered—Registration Statement No. 333-167458

Public Offering Price:	$25.00 per depositary share, plus accrued dividends from and including April 14, 2011; $30,108,333.33 total

Underwriting Discounts and Commissions:	$0.50 per share; $600,000 total

Proceeds to the Company, before expenses:	$29,508,333.33 total

Estimated Company Expenses:	$50,000, other than underwriting discounts and commissions

Bookrunner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Underwriting:

Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,200,000

Distribution Rights:	6.5% of the liquidation preference per annum; Distributions begin on June 30, 2011 (prorated from April 14, 2011)

Redemption:	The depositary shares may not be redeemed until on or after April 14, 2016, except in order to preserve our status as a real estate investment trust.

Settlement Date:	May 4, 2011 (T+3)

Selling Concession:	$0.30/depositary share

Reallowance to other dealers:	$0.45/depositary share

CUSIP Number:	74460D 141

ISIN Number:	US74460D1413

The Issuer has filed a registration statement (including a prospectus with the SEC) and preliminary prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus or preliminary prospectus supplement if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free 1-800-294-1322.

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